EXHIBIT 99.1

PRESS RELEASE DATED NOVEMBER 6, 2007

♦NEWS♦

FOR RELEASE:  November 6, 2007

PetroHunter Energy Corporation Closes Sale of Heavy Oil Assets to Pearl Exploration and Production Ltd.

Denver, Colo. – November 6, 2007 – PetroHunter Energy Corporation (OTC BB: PHUN) (“PetroHunter”) is pleased to report that it has closed the previously announced (October 1, 2007) sale of its heavy oil assets located in Montana and Utah to Pearl Exploration and Production Ltd.

The assets were sold by PetroHunter’s wholly-owned subsidiary, PetroHunter Heavy Oil Ltd., for a purchase price of  US $30 million, subject to certain adjustments,  as follows: (a) US $7.5 million in cash at closing; (b) an aggregate of up to 2,500,000 common shares of Pearl (with a deemed value for purposes of this transaction of US $4.00 per share), of which 592,822 shares are being held in escrow pending further post-closing title due diligence and of which 960,025 shares will be issued if and when the follow-on closing is held on an additional approximately 4,836 net acres (“Additional Acres”) described below, and (c) US $12.5 million (reduced to US $9,757,070.91 until the follow-on closing has occurred on the Additional Acres) in cash at such time as either:  (i) production from the assets reaches 5,000 bopd; or (ii) proven reserves from the assets is greater than 50 million barrels of oil as certified by a third party reserve auditor acceptable to Pearl.

The assets sold to Pearl include working interests in oil and gas leases in several heavy oil development projects referred to as Fiddler Creek, Promised Land, West Rozel and Gunnison Wedge. Closing on a total of an additional approximately 4,836 net acres (Additional Acres, representing approximately 22% of the net acres comprising the Fiddler Creek properties) has been deferred until certain third party working interest owners have agreed to amendments acceptable to Pearl for the acquisition of leases covering such portion of the Fiddler Creek properties.

PetroHunter CEO, Charles Crowell, stated, “As previously announced, this divestiture represents a major step in the company’s strategy to focus on core assets in Colorado and Australia. The improved flexibility and liquidity resulting from this sale, together with other steps being implemented, will enable PetroHunter to move much further in realizing its short-term and long-term operational and financial objectives.”

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiaries, PetroHunter Heavy Oil Ltd., PetroHunter Operating Company, and Sweetpea Corporation Pty Ltd, is a global oil and gas exploration and production company with primary assets consisting of various oil and gas leases and related interests in oil and natural gas properties, including approximately 21,663 net mineral acres in Colorado and over 7,000,000 net mineral acres in Australia.

Contacts:
PetroHunter Energy Corporation
Corporate Address
1875 Lawrence Street, Suite 1400
Denver Colorado 80202 USA
Phone (303) 572-8900, Fax (303) 572-8927

Charles B. Crowell	Chairman and CEO
(303) 572-8900
David Brody	Vice President and General Counsel
(303) 572-8900

Investor Relations Contact:
Bevo Beaven	CTA Integrated Communications
Sr. Vice President/General Manager
(303) 665-4200

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.

###